Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS 20% REVENUE GROWTH FOR FIRST QUARTER 2014
High Power Fiber Laser Demand Drives Increase in Materials Processing Sales
$43.4 Million in Cash Provided by Operating Activities in Q1
OXFORD, Mass. – April 29, 2014 – IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2014.

	Three Months Ended March 31,
(In millions, except per share data)	2014	2013	% Change
Revenue	$170.6	$141.9	20%
Gross margin	52.3%	53.3%
Operating income	$57.8	$49.6	16%
Operating margin	33.9%	35.0%
Net income attributable to IPG Photonics Corporation	$40.5	$35.1	15%
Earnings per diluted share	$0.77	$0.67	15%
Management Comments
"Demand for IPG's high-power fiber lasers drove a 20% year-over-year sales increase for the first quarter of 2014," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Gross margins at 52.3% improved from the sequential fourth quarter to within our target range and we grew our bottom line by 15% year-over-year."
"Materials processing sales grew 22% as demand continues to increase for cutting applications across a number of industries. In addition, some of the newer applications like additive manufacturing, which includes 3-D printing, and glass cutting showed robust performance. While welding performed exceptionally well in Japan and to a lesser extent Europe, it was weaker in North America and China," said Dr. Gapontsev. "High-power fiber laser sales increased 33% and medium-power, QCW and laser systems sales also were up compared with the prior year. Geographically, we saw strong growth in Europe, China and Turkey, and achieved record sales in Japan. North American sales were lower due to lower sales for welding and paint stripping, partially offset by strong cutting sales as compared to Q1 2013."
"We generated $43.4 million in cash from operating activities and grew our cash and cash equivalents balance to $480.6 million after using $11.5 million to finance capital expenditures during the first quarter," Dr. Gapontsev said.
Business Outlook and Financial Guidance
"There are significant opportunities for IPG to continue to generate profitable growth through existing and new applications as well as product line expansion. Fiber laser technology continues to displace traditional laser technologies and non-laser technologies for applications such as cutting, welding, additive manufacturing and cladding. The book-to-bill ratio was greater than one in the first quarter and cutting applications continue to expand nicely. However, softness in North American advanced and medical application orders and continued competition for low-power pulsed lasers in China will partially offset the expected Q2 growth from our high-power cutting, QCW and our systems businesses. We have received a significant order in China for our new low-cost pulsed lasers and this should start to ship in Q2 improving our competitive position against the local suppliers. We believe that expected future traction from new product introductions will be a growth driver over the longer term. We will continue to make strategic investments to advance our industry-leading technology and address our customers' growing need for more efficient, faster and higher power laser solutions," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $173 million to $188 million for the second quarter of 2014. The Company anticipates earnings per diluted share in the range of $0.77 to $0.92 based on 52,724,000 diluted common shares, which includes 51,970,000 basic common shares outstanding and 754,000 potentially dilutive options at March 31, 2014.
As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company's reports with the SEC, and assumes that exchange rates remain at present levels.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, April 29, 2014 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, significant opportunities for IPG to continue to generate profitable growth through existing and new applications as well as product line expansion, fiber laser technology gaining adoption over traditional laser and non-laser technologies, continuing expansion in cutting applications, growth in IPG's high-power cutting, QCW and systems businesses offsetting softness in other areas, orders and shipment dates for new pulsed lasers in China, improvement in competitive position against local pulsed laser suppliers, expected future traction from new product introductions driving growth over the longer term, making continued strategic investments to advance IPG's technology, and guidance for the second quarter of 2014. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets served; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; foreign currency fluctuations; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; building and expanding field service and support operations; inability to manage risks associated with international customers and operations; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2014) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2014	2013
	(in thousands, except per share data)
NET SALES	$170,575	$141,852
COST OF SALES	81,291	66,211
GROSS PROFIT	89,284	75,641
OPERATING EXPENSES:
Sales and marketing	7,165	5,868
Research and development	12,784	8,798
General and administrative	12,916	11,810
Gain on foreign exchange	(1,370)	(481)
Total operating expenses	31,495	25,995
OPERATING INCOME	57,789	49,646
OTHER INCOME (EXPENSE), Net:
Interest expense, net	(139)	(53)
Other income, net	334	70
Total other income (expense)	195	17
INCOME BEFORE PROVISION FOR INCOME TAXES	57,984	49,663
PROVISION FOR INCOME TAXES	(17,453)	(14,536)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$40,531	$35,127
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.78	$0.68
Diluted	$0.77	$0.67
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,970	51,407
Diluted	52,724	52,350

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended March 31,
(In thousands)	2014	2013
Cost of sales	$890	$676
Sales and marketing	373	284
Research and development	654	382
General and administrative	1,350	1,190
Total stock-based compensation	3,267	2,532
Tax benefit recognized	(273)	(817)
Net stock-based compensation	$2,994	$1,715

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended March 31,
(In thousands)	2014	2013
Cost of sales
Step-up of inventory (1)	$—	$406
Amortization of intangible assets (2)	156	182
Total acquisition related costs	$156	$588

(1)	Amount relates to Microsystems step-up adjustment on inventory sold during the period

(2)	Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$480,609	$448,776
Accounts receivable, net	107,598	103,803
Inventories	170,556	172,700
Prepaid income taxes	17,977	15,996
Prepaid expenses and other current assets	33,118	30,836
Deferred income taxes, net	15,275	14,232
Total current assets	825,133	786,343
DEFERRED INCOME TAXES, NET	6,014	4,799
GOODWILL	455	455
INTANGIBLE ASSETS, NET	9,018	9,564
PROPERTY, PLANT AND EQUIPMENT, NET	249,361	252,245
OTHER ASSETS	7,032	7,810
TOTAL	$1,097,013	$1,061,216
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$2,300	$3,296
Current portion of long-term debt	1,333	1,333
Accounts payable	18,620	18,787
Accrued expenses and other liabilities	63,867	59,336
Deferred income taxes, net	3,104	2,109
Income taxes payable	14,054	15,218
Total current liabilities	103,278	100,079
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	21,419	21,835
LONG-TERM DEBT, NET OF CURRENT PORTION	11,000	11,333
Total liabilities	135,697	133,247
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 52,020,421 shares issued and outstanding at March 31, 2014; 51,930,978 shares issued and outstanding at December 31, 2013	5	5
Additional paid-in capital	544,351	538,908
Retained earnings	431,288	390,757
Accumulated other comprehensive loss	(14,328)	(1,701)
Total IPG Photonics Corporation stockholders’ equity	961,316	927,969
TOTAL	$1,097,013	$1,061,216

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,531	$35,127
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,102	7,217
Provisions for inventory, warranty & bad debt	5,284	3,705
Other	(276)	6,359
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(3,857)	(10,186)
Inventories	(3,856)	(6,984)
Other	(2,537)	(46,577)
Net cash provided by (used in) operating activities	43,391	(11,339)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,456)	(17,746)
Proceeds from sales of property, plant and equipment	119	—
Acquisition of businesses	—	(5,555)
Other	32	375
Net cash used in investing activities	(11,305)	(22,926)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(972)	7,482
Principal payments on long-term borrowings	(333)	(1,640)
Tax benefits from exercise of employee stock options	1,565	1,464
Exercise of employee stock options and issuances under employee stock purchase plan	611	720
Net cash provided by financing activities	871	8,026
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(1,124)	(2,188)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31,833	(28,427)
CASH AND CASH EQUIVALENTS — Beginning of period	448,776	384,053
CASH AND CASH EQUIVALENTS — End of period	$480,609	$355,626
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$102	$88
Cash paid for income taxes	$20,893	$47,813